                                                                    EXHIBIT 20.4


                        UNAUDITED CONDENSED FINANCIAL STATEMENTS
                                       USAONLINE

                                    USAONLINE
                            CONDENSED BALANCE SHEETS

                                                           MARCH 31,
                                                             1999         DECEMBER 31,
                                                          (Unaudited)        1998
                                                          -----------     ------------
ASSETS
Current assets:
  Cash and cash equivalents ......................      $      5,997     $         --
  Accounts receivable ............................            71,774            8,989
  Prepaid expenses ...............................             6,443               --
                                                        ------------     ------------
     Total current assets ........................            84,214            8,989

Property and equipment, net ......................            12,352           11,136
                                                        ------------     ------------
Total assets .....................................      $     96,566     $     20,125
                                                        ------------     ------------
                                                        ------------     ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses ..........      $     52,413     $      1,023

Shareholders' equity:
Common stock .....................................            68,094           62,487
Retained earnings (accumulated deficit)...........           (23,941)         (43,385)
                                                        ------------     ------------
     Total shareholders' equity ..................            44,153           19,102
                                                        ------------     ------------

     Total liabilities and shareholders' equity ..      $     96,566     $     20,125
                                                        ------------     ------------
                                                        ------------     ------------

                  See notes to condensed financial statements.

                                     USAONLINE
                       CONDENSED STATEMENTS OF OPERATIONS
                                    (Unaudited)


                                        THREE MONTHS      THREE MONTHS
                                        ------------      ------------
                                           ENDED            ENDED
                                           -----            -----
                                       MARCH 31, 1999    MARCH 31, 1998
                                       --------------    --------------
Revenue ..............................        $69,099        $      --
Cost of revenue ......................          9,964               --
                                              -------        ---------
          Gross profit ...............         59,135               --

Operating expenses:
  Sales and marketing ................             --               --
  Product development ................             --               --
  General and administrative .........         39,691            2,681
                                              -------        ---------
          Total operating expenses ...         39,691            2,681
                                              -------        ---------

Income/(loss) before taxes ...........         19,444           (2,681)

Income taxes .........................            200               --
                                              -------        ---------

Net income (loss) ....................        $19,444        $  (2,681)
                                              -------        ---------
                                              -------        ---------



                  See notes to condensed financial statements.

                                    USAONLINE
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (Unaudited)



                                                         THREE MONTHS       THREE MONTHS
                                                         ------------       ------------
                                                            ENDED              ENDED
                                                            -----              -----
                                                         MARCH 31, 1999     MARCH 31, 1998
                                                         --------------     --------------
OPERATING ACTIVITIES
Net income (loss)                                       $  19,444                $ (2,681)
Adjustments to reconcile net loss to net cash
   provided by operating activities:
     Depreciation                                           7,499                   1,397
     Changes in operating assets and liabilities:
       Accounts receivable                                (62,785)                     --
       Accounts payable                                    51,390                      --
       Prepaids                                            (6,443)                     --
                                                        ---------                --------
Net cash provided/(used) by operating activities            9,105                  (1,284)

INVESTING ACTIVITIES - purchases of equipment              (8,715)                     --

FINANCING ACTIVITIES - capital contribution                 5,607                   1,099
                                                        ---------                --------
Net increase (decrease) in cash                             5,997                    (185)

Cash at beginning of period                                    --                     185
                                                        ---------                --------

Cash at end of period                                   $   5,997                      --
                                                        ---------                --------
                                                        ---------                --------

                  See notes to condensed financial statements.

              NOTES TO CONDENSED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December
31, 1999. For further information, refer to the financial statements for the years ended December 31, 1998, 1997 and 1996 and notes thereto included herein.

SUBSEQUENT EVENT

In April 1999, the stockholders of USAOnline signed an agreement to exchange all of the common stock of USAOnline for 150,000 shares of Go2Net, Inc., an unrelated publicly traded entity.

RECLASSIFICATION ADJUSTMENTS

Certain amounts for USAOnline have been reclassified to conform to Go2Net's financial statement presentation.